Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-62630, 2-76637, 2-90384, 33-15949, 33-24397, 33-49740, 33-49742, 33-49762, 33-55551, 33-55549, 333-01477, 333-62665, 333-62669, 333-46790, 333-103757, 333-132013, 333-140980, and 333-140981 on Form S-8 and in Registration Statement No. 333-176858 on Form S-3 of our report dated December 16, 2013, relating to the consolidated financial statements and financial statement schedule of Deere & Company and subsidiaries (“Deere & Company”), and the effectiveness of Deere & Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Deere & Company for the year ended October 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 16, 2013